Exhibit 10.7

SECOND AMENDMENT
TO THE
AMENDED AND RESTATED
CHANGE OF CONTROL AGREEMENT FOR
C. TIMOTHY WHITE

Meritage Homes Corporation, a Maryland corporation (the “Company”), and C. Timothy White (“Executive”) entered into an Amended and Restated Change of Control Agreement effective as of January 1, 2010 (the “Agreement”). By execution of this Amendment, the Company now desires to amend the Agreement as set forth below.
1.    This Second Amendment shall be effective as of January 1, 2014.
2.    The first paragraph of Section 2 of the Agreement is hereby amended by adding the following sentence at the end thereof:
For purposes of this Agreement, if your employment terminates under the Employment Agreement between you and the Company, as amended and restated from time to time, at the end of its term pursuant to the Company’s notice pursuant to Section 2 of your Employment Agreement, such termination shall constitute termination of your employment with the Company without Cause.

3.    The last sentence of the second paragraph of Section 2 of the Agreement is hereby amended in its entirety to read as follows:
Notwithstanding the above, the Severance Payment shall not exceed $6 million and shall be reduced to the extent necessary to ensure that the sum of the Severance Payment plus any other amounts treated as a parachute payment under Code Section 280G shall not exceed an amount that could be paid on account of a Change of Control that is not subject to the imposition of any excise tax under Code Section 4999 and is not otherwise subject to the non-deductibility provisions of Code Section 280G, but only if and to the extent such reduced amount would provide a greater benefit (net of all taxes) to you than an unreduced Severance Payment (net of all taxes) that would be subject to the excise tax under Code Section 4999.

4.    The first sentence of the fifth paragraph of Section 2 of the Agreement is hereby amended in its entirety to read as follows:
Notwithstanding anything in this Agreement to the contrary, in order to receive the Severance Payment described in this Section 2, you must execute (and not revoke) a legal release

(“Release Agreement”), substantially in the form attached to your Employment Agreement, in which you release the Company and its affiliates, directors, officers, employees, agents and others affiliated with the Company from any and all claims, including claims relating to your employment with the Company and the termination of your employment.

5.    Section 3 of the Agreement is hereby amended in its entirety to read as follows:
If you are entitled to severance under Section 2, you will not continue to receive disability insurance benefits, life insurance benefits, long-term care benefits and, subject to statutory COBRA rights, group health insurance benefits following termination of your employment, but the Company shall pay you an amount equal to the sum of (i) 150% of the monthly premiums (or, if applicable, the annual premiums) payable by the Company for the coverage in effect on the date of termination for your disability, life insurance and long-term care benefits, multiplied by 24 (or, if applicable, two) plus (ii) 150% of the monthly COBRA premium payable for the coverage in effect on the date of termination for you and, if applicable, your dependents under the Company’s group health insurance plan, multiplied by 18. Such cash payment shall be made within 60 days of your termination of employment (and, if the 60 day payment distribution period spans two calendar years, payment shall be made in the second calendar year).

6.    Section 4 of the Agreement is hereby amended in its entirety to read as follows:
4.    Equity Award and Annual Bonus Acceleration.

Notwithstanding anything in this Agreement or in any award agreement to the contrary, except as provided in this Section 4, upon a Change of Control, (i) any stock options, restricted stock and other equity based awards (including, but not limited to, restricted stock units, performance units and performance shares) shall be immediately accelerated and become fully vested without further action, (ii) any stock option grants that remain outstanding as of the date of termination shall remain exercisable until the expiration of the term thereof but not later than the 10th anniversary of the original date of grant, and (iii) all restrictions on awards granted shall lapse; provided, however, that, for the avoidance of doubt, any such awards which constitute nonqualified deferred compensation within the meaning of Code Section 409A shall be payable (a) within 20 days following a Change of Control described in Treas. Reg. Section 1.409A-3(i)(5) (and, if the 20 day payment distribution period spans two calendar years, payment shall be made in the second calendar year), or (b) as otherwise provided in such award upon a Change of Control not described in Treas. Reg. Section 1.409A-3(i)(5); and provided further, that the number of shares of common stock of the Company (“Shares”) subject to previously granted Performance Share Awards or any other similar performance awards granted under the Company’s 2006 Stock Incentive Plan that you will be entitled to pursuant to the provisions of this Section 4 for any performance period that has not yet ended will equal, subject to the provisions of the Stock Incentive Plan, the greater of (1) the target number of Shares subject to such Performance Share Awards and other similar performance awards for such performance period, and (2) the number of shares that you would have earned for the performance period determined by projecting actual performance for the period prior to the Change of Control through the end of the applicable performance period; and further provided, that the amount of your annual bonus under the 2006 Annual Incentive Plan that you will be entitled to pursuant to the provisions of this Section 4 for the performance period in which the Change of Control occurs will, subject to the provisions of the Incentive Plan, equal the greater of (1) your target bonus for such performance period and (2) the bonus that you would have earned for the performance period determined by projecting the actual performance for the period prior to the Change of Control through the end of the performance period, payable within 20 days following the Change of Control if you are employed as of the date of the Change of Control or if you have a termination of employment with the Company without Cause after the beginning of the performance period and within 150 days prior to the Change of Control.

7.    Clause (v) of Section 7 of the Agreement is hereby amended in its entirety to read as follows:
(v) willfully fails to perform duties under this Agreement or under any employment agreement between you and the Company, as in effect from time to time (“Employment Agreement”) after notice by the Board and an opportunity to cure;

8.    Section 18 of the Agreement is hereby amended in its entirety to read as follows:
This Agreement supplements, and does not replace, your Employment Agreement. If there is any conflict between the provisions of this Agreement and your Employment Agreement, such conflict shall be resolved so as to provide on an individual item by item basis the greater benefit to you. However, in order to avoid duplication of any monetary benefits, any payments or benefits due under your Employment Agreement or under any employee severance plan to the extent such plan exists or is subsequently implemented by the Company, will not be paid if the corresponding item under this Agreement is equal or greater and is paid; provided, however, that if you have a termination prior to a Change of Control for Good Reason or a termination without Cause, any payments pursuant to Section 6(b)(xi) or Section 6(c)(xi) of your Employment Agreement will reduce the Severance Payment amount hereunder.

9.    Section 19 of the Agreement is hereby amended in its entirety to read as follows:

This Agreement, your Employment Agreement and any award agreements for stock options, restricted stock, other equity based awards (including, but not limited to, restricted stock units, performance units and performance shares) and bonuses set forth the entire agreement between you and the Company concerning the subject matter discussed in this Agreement and supersede all prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether written or oral, by any officer, employee or representative of the Company.

10.    Section 20 of the Agreement is hereby deleted in its entirety.
11.    This Second Amendment amends only provisions of the Agreement as noted herein, and those provisions not expressly amended shall be considered in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed as of this 25th day of March, 2014.
MERITAGE HOMES CORPORATION, a Maryland corporation

By:	/s/ Steven J. Hilton
Name:	Steven J. Hilton
Title:	Chairman and CEO

EXECUTIVE: C. TIMOTHY WHITE

/s/ C. Timothy White

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